EXHIBIT 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment to Amended and Restated Credit Agreement (the “Amendment”) is made as of October 24, 2007 among the undersigned, Nobel Learning Communities, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, Harris N.A. (“Harris”), individually and as Administrative Agent (Harris being referred to herein in such capacity as the “Administrative Agent”), and the other Lenders currently party to the Credit Agreement (together with Harris, collectively referred to herein as the “Lenders”).

PRELIMINARY STATEMENTS

A. The Borrower, the Guarantors, the Administrative Agent and the Lenders entered into an Amended and Restated Credit Agreement dated as of October 30, 2006 (as heretofore amended, the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrower has requested that the Lenders amend and waive certain provisions to the Credit Agreement and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. CONSENT TO ACQUISITIONS.

The Borrower has informed the Administrative Agent and the Lenders that it has completed the Acquisition (collectively the “Acquisitions”) of substantially all of the assets of each of Second NP Center Corporation (“NP”), AP Center, Inc. (“AP”), ED Center, Inc. (“ED”) and MM Center, Inc. (“MM,” and together with NP, AP and ED collectively referred to herein as “Learning Ladder”) and Teddy Bear Preschool, Inc. (“Teddy Bear”). The Borrower has requested that the Lenders consent to the Acquisitions and confirm that such Acquisitions shall be deemed to be Permitted Acquisitions for the purpose of the Credit Agreement.

Accordingly, subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Administrative Agent and the Lenders hereby consent to the Acquisitions and confirm that the same constituted Permitted Acquisitions for all purposes of the Credit Agreement.

Notwithstanding anything contained in the Credit Agreement to the contrary, for purposes of calculating EBITDA, the historical EBITDA of Learning Ladder for the period prior to the Consummation Date of such Acquisition shall be excluded.

SECTION 2. WAIVERS.

The Borrower has informed the Lenders that it has dissolved each of Nobel Learning Technologies, Inc., Nobel School Management Services, Inc., Paladin Academy, L.L.C., and The Activities Club, Inc. (collectively, the “Dissolved Subsidiaries”). The Borrower’s dissolution of the Dissolved Subsidiaries resulted in the occurrence of an Event of Default under Section 9.1(f) of the Credit Agreement due to the Borrower’s failure to comply with Section 8.1 of the Credit Agreement (the “Dissolution Default”).

The Borrower has also informed the Lenders that it has failed to comply with the requirements of Section 4.4 of the Credit Agreement with respect to Discovery Isle Child Development Center, Inc. (“Discovery”). The Borrower’s failure to comply with Section 4.4 of the Credit Agreement with respect to Discovery resulted in the occurrence of an Event of Default under Section 9.1(e) of the Credit Agreement (the “Discovery Default”).

The Borrower failed to deliver the items required by Section 8.5(f) of the Credit Agreement with respect to its fiscal year ending June 30, 2008 on or prior to July 31, 2007. The Borrower’s failure to comply with Section 8.5(f) resulted in the occurrence of an Event of Default under Section 9.1(b) of the Credit Agreement (the “Reporting Default”) (the Dissolution Default, the Discovery Default and the Reporting Default are referred to collectively herein as the “Existing Defaults”).

The Borrower has requested that the Lenders waive the Existing Defaults and, upon the satisfaction of the conditions precedent set forth in Section 4 hereof, the Lenders have agreed to so waive such Existing Defaults.

SECTION 3. AMENDMENT.

Subject to satisfaction of the conditions precedent set forth in Section 4 hereof, the Credit Agreement is hereby amended as follows:

Section 3.01. The defined term “EBITDA” appearing in Section 5.1 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

“EBITDA” means, with reference to any period (each, a “Test Period”), Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for the Borrower and its Subsidiaries for such period, (c) depreciation of fixed assets and amortization of intangible assets for the Borrower and its Subsidiaries for such period, (d) non-cash compensation granted during such period, including any such charges resulting from stock options, restricted stock grants or other equity incentive programs and (e) for any fiscal quarter, non-cash losses in an amount reasonably acceptable to the Administrative Agent resulting from impairment charges arising from the application of SFAS No. 142 or SFAS No. 144, less (f) interest income and extraordinary gains for such period, (g) any cash lease expenses incurred by the Borrower and its Subsidiaries during such Test Period and charged against the lease expense reserve as set forth on Schedule 5.1 hereof for such Test Period, less (h) cash severance expenses incurred by the Borrower and its Subsidiaries for such Test Period and charged against the severance expense reserve as set forth on Schedule 5.1 hereto for such Test Period. EBITDA shall be calculated on a pro forma basis to give effect to any Permitted Acquisition consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effect on the first day of such Test Period, and EBITDA shall be calculated to include (i) the historical EBITDA of the Acquired Business as evidenced by the financial statements or financial due diligence analysis delivered to the Administrative Agent pursuant to clauses (c), (f) and, to the extent required, (g) of the definition of Permitted Acquisition for the period from the first day of such Test Period to, but not including, the date of the consummation of such Permitted Acquisition (the “Consummation Date”), subject to any cash or non-cash adjustments consented to by the Required Lenders and (ii) the actual EBITDA of the Acquired Business for the period from the Consummation Date to, and including, the last day of the Test Period. The historical EBITDA of the Acquired Businesses acquired in connection with the Discovery Acquisition and the Teddy Bear Acquisition to be included in the calculation of EBITDA shall be set forth in Schedule 5.1 hereto. The Borrower may adjust the items referred to in clause (g) above appearing on Schedule 5.1 hereto from time to time by delivering an amended Schedule 5.1 with any Compliance Certificate required to be delivered pursuant to Section 8.5 hereof, subject to the review and approval of such amended Schedule by the Administrative Agent which approval shall not be unreasonably withheld.

Section 3.02. The defined term “Immaterial Subsidiary” appearing in Section 5.1 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

“Immaterial Subsidiary” means and includes, at any time, Discovery Isle Child Development Center, Inc. and each Subsidiary formed by Borrower or a Subsidiary thereof and any additional Subsidiary acquired by the Borrower or a Subsidiary thereof in a Permitted Acquisition: provided, however, that the foregoing Subsidiaries shall constitute Immaterial Subsidiaries for the purposes of this Agreement only if and so long as (i) such

Subsidiaries have total assets (determined on a consolidating basis in accordance with GAAP) as of such date with a fair market value in an aggregate amount not in excess of $100,000 and (ii) as of the last day of the most recently completed calendar month, the aggregate EBITDA of such Subsidiaries for the twelve calendar month period ended on such date shall be less than or equal to 2% of the EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP. The Borrower hereby covenants that if at any time the conditions set forth in clauses (i) and (ii) of the proviso to the immediately preceding sentence (“Subsidiary Threshold Conditions”) shall fail to be true, the Borrower shall cause certain of such Subsidiaries to comply with the terms of Section 4 hereof such that after giving effect thereto, the Subsidiary Threshold Conditions shall be true. Any Subsidiary required to comply with Section 4 hereof shall not constitute Immaterial Subsidiaries.

Section 3.03. The defined term “Permitted Acquisition” appearing in Section 5.1 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) the financial statements of the Acquired Business shall have been audited by an independent accounting firm reasonably satisfactory to the Administrative Agent, or if such financial statements have not been audited by such an accounting firm, (i) such financial statements shall have been approved by the Required Lenders and (ii) the Acquired Business has undergone a review, compilation or financial analysis by an independent accounting firm reasonably satisfactory to the Administrative Agent as part of the applicable Borrower’s due diligence on the Acquisition;

(d) the financial statements provided pursuant to clause (c) above shall evidence that the EBITDA of the Acquired Business for the twelve most recently completed calendar months is not less than $0;

(e) the aggregate Total Consideration for all Acquired Businesses acquired in any fiscal year of the Borrower shall not exceed (i) $18,000,000 during the Borrower’s fiscal year ending on or about June 30, 2007, (ii) $30,000,000 during the Borrower’s fiscal year ended June 30, 2008, and (iii) $15,000,000 during any fiscal year of the Borrower ending thereafter;

(f) the Borrower shall have notified the Administrative Agent and Lenders not less than 10 Business Days prior to the consummation of any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), 3-year historical financial information for the Acquired Business and covenant compliance calculations reasonably satisfactory to the Administrative Agent demonstrating satisfaction of the condition described in clause (i) below;

(g) if the Total Consideration for the Acquired Business exceeds $5,000,000, the Borrower shall supply to the Administrative Agent and Lenders (i) a third party quality of earnings report completed by a firm that is satisfactory to the Administrative Agent in its reasonable discretion and (ii) 3-year pro forma financial forecasts of the Acquired Business on a stand alone basis;

(h) if a new Subsidiary (to the extent not an Immaterial Subsidiary) is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith;

(i) the Administrative Agent shall have received a Compliance Certificate evidencing, to the satisfaction of the Administrative Agent, that (i) the Total Funded Debt/EBITDA Ratio, calculated on a pro forma basis after giving effect to such Acquisition is not greater than (x) the then applicable ratio set forth in Section 8.21(a) hereof minus (y) 0.25 to 1.0, and (ii) the Fixed Charge Coverage Ratio, calculated on a pro forma basis after giving effect to such Acquisition shall not be less than 1.30 to 1.00;

(j) after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.21 hereof on a pro forma basis; and

(k) after giving effect to the Acquisition and any Credit Event in connection therewith, the Borrower shall have not less than $5,000,000 of Unused Revolving Credit Commitments.

Notwithstanding the foregoing, with respect to Acquisitions in any single fiscal year the aggregate Total Consideration of which is less than $2,000,000, such Acquisitions shall constitute Permitted Acquisitions upon compliance with only clauses (h) and (i) of this definition.

Section 3.04. Section 5.1 of the Credit Agreement is being amended by including the following defined term in the appropriate alphabetical location therefor:

“Teddy Bear Acquisition” means the purchase by the Borrower of substantially all of the assets of Teddy Bear.

Section 3.05. The first sentence of Section 8.1 of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

The Borrower shall, and shall cause each Subsidiary (other than Immaterial Subsidiaries) to preserve and maintain its existence, except as otherwise provided in Section 8.10(ii)(b) hereof.

Section 3.06. Section 8.17 of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

Section 8.17. Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary) and timely comply with the requirements of Section 4 hereof to the extent such Subsidiary is not an Immaterial Subsidiary. Except for Foreign Subsidiaries existing on the Closing Date and identified on Schedule 6.2 hereof, the Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any Foreign Subsidiary.

Section 3.07. Schedule 5.1 to the Credit Agreement is hereby amended in its entirety and as so amended is restated to read as set forth on Schedule 5.1 attached hereto.

Section 3.08. Schedule 6.2 of the Credit Agreement is hereby amended in its entirety and as so amended is restated to read as set forth in Schedule 6.2 attached hereto.

SECTION 4. CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

Section 4.01. The Borrower, the Guarantors, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.

Section 4.02. Legal matters incident to the execution and delivery of this Amendment shall otherwise be satisfactory to the Administrative Agent and its counsel.

Section 4.03. After giving effect to this Amendment, no Event of Default shall have occurred and be continuing as of the date of this Amendment that would otherwise take effect.

SECTION 5. REPRESENTATIONS.

In order to induce the Required Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Required Lenders that as of the date hereof, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects and, unless specifically waived herein, the Borrower is in compliance with all of the terms and conditions of the Credit Agreement after giving effect to this Amendment and no Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 6. MISCELLANEOUS.

Section 6.01. The Borrower and the Guarantors heretofore executed and delivered the Collateral Documents. The Borrower and the Guarantors hereby acknowledge and agree that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent and Lenders thereunder, the obligations of the Borrower and the Guarantors thereunder, and the Liens created and provided for thereunder in each case remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

Section 6.02. Except as specifically amended herein or waived hereby, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

Section 6.03. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

Section 6.04. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the documents and transactions contemplated hereby, including the reasonable fees and expenses of counsel for the Administrative Agent with respect to the foregoing.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Credit Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NOBEL LEARNING COMMUNITIES, INC.

By	/s/ Thomas Frank
Name	Thomas Frank
Title	Senior Vice President and CFO

MERRYHILL SCHOOLS NEVADA, INC.

By	/s/ Thomas Frank
Name	Thomas Frank
Title	President, Assistant Secretary, Treasurer

NEDI, Inc.

By	/s/ Thomas Frank
Name	Thomas Frank
Title	Assistant Treasurer

THE HOUSTON LEARNING ACADEMY, INC.

By	/s/ Thomas Frank
Name	Thomas Frank
Title	Vice President and Assistant Secretary

HARRIS N.A., as L/C Issuer, and as Administrative Agent

By	/s/ Kathleen J. Collins
Name	Kathleen J. Collins
Title	Director

BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By	/s/ Kathleen J. Collins
Name	Kathleen J. Collins
Title	Director

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By	/s/ Bruce F. Morgan
Name	Bruce F. Morgan
Title	Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By	/s/ David W. Mills
Name	David W. Mills
Title	Vice President

SCHEDULE 5.1

SCHEDULED EBITDA ADJUSTMENTS

TEST PERIOD	(g) cash lease expenses incurred by the Borrower and its Subsidiaries during the Test Period and charged against the lease expense reserve	(h) cash severance expenses incurred by the Borrower and its Subsidiaries for such Test Period and charged against the severance expense reserve	(i) historical EBITDA of the Acquired Business acquired in connection with the Discovery Acquisition	historical EBITDA of the Acquired Business acquired in connection with the Teddy Bear Acquisition
9/30/06	$501,094	$321,851	$0	$0
12/31/06	$675,429	$321,851	$1,661,000	$0
3/31/07	$851,182	$321,851	$1,208,000	$0
6/30/07	$1,024,702	$321,851	$755,000	$0
9/30/07	$806,406	$321,851	$302,000	$0
12/31/07	$588,618	$321,851	$0	$533,250
3/31/08	$366,855	$321,851	$0	$355,500
6/30/08	$145,431	$321,851	$0	$177,750
9/30/08	$136,256	$277,453	$0	$0
12/31/08	$127,286	$196,990	$0	$0
3/31/09	$122,495	$116,527	$0	$0
6/30/09	$119,360	$36,065	$0	$0
9/29/09	$117,425	$0	$0	$0
12/30/09	$115,519	$0	$0	$0
3/31/10	$112,794	$0	$0	$0
6/30/10	$108,749	$0	$0	$0
9/30/10	$104,770	$0	$0	$0
12/31/10	$100,630	$0	$0	$0
3/31/11	$97,342	$0	$0	$0
6/30/11	$94,198	$0	$0	$0
9/30/11	$90,219	$0	$0	$0

SCHEDULE 6.2

SUBSIDIARIES

Subsidiaries — Jurisdictions of Organization

Name of Subsidiary	Jurisdiction of Organization	Percentage of Equity Owned by the Borrower and its Subsidiaries
Merryhill Schools Nevada, Inc.	Nevada	100%
NEDI, Inc.	California	100%
The Houston Learning Academy, Inc.	Texas	100%
Discovery Isle Child Development Center, Inc.	California	100%